CONFIDENTIAL

via email:      Daniel Godin daniel.godin3@verizon.net

Mr. Daniel Godin
27 Enfield Lane
Hauppauge, New York 11788

Dear Dan,

I am pleased to offer you the position of Chief Executive Officer of Air Industries Group.  We have extensively discussed the opportunities and challenges facing Air Industries and I am enthusiastic about the contribution I believe you will make to the Company's success.

Air Industries currently includes Air Industries Machining, Welding Metallurgy and Nassau Tool Works, all located on Long Island, as well as our recent acquisitions in Connecticut, AMK Welding and Eur-Pac.  Air Industries has an extensive network of international channel partners, customers and suppliers to provide total support and sustainment solutions for aircraft.

In this highly visible leadership role, you will report directly to the Board of Directors.  Your primary responsibility will be to develop and own the strategy for the profitability and growth of all of Air’s businesses.  It is expected that you will provide tactical and strategic leadership to this group which already has over $84M of annual sales.  Air Industries has an aggressive growth plan that includes future acquisitions that will increase your business opportunities and responsibilities.

The base salary you are being offered for this position is $250,000 annually, paid weekly at the rate of $4,807.69.  We anticipate that your start date for work with the Air Industries Group will be as soon as practicable, but no later than December 1, 2014.

In addition to your base salary we are offering an incentive based bonus opportunity in 2015 (reviewable every year) representing a target bonus of 50% of your annualized salary, pro-rated based on time of service.  We will work with you to develop the parameters by which your bonus will be determined and there will be the opportunity to receive more than 50% of your annual salary if you overachieve the agreed upon targets for the calendar year.

You will receive a onetime signing bonus of $50,000 (less federal and state taxes) no later than 30 working days after your start date.  This is intended to address the present value of equity that you will forfeit upon leaving your current company.

You will receive a monthly car allowance in the amount of $800 to defray your costs of local travel.  It is anticipated that you will need to travel to meet the needs of the business and that, per the Air Industries travel policy, all reasonable and necessary expenses will be reimbursed after submittal and approval of appropriate documentation.

The Company will make available to you an initial award of options to purchase approximately 120,000 shares of its stock at fair market value as of the date of grant.  The options will be embodied in a Stock Option Agreement subject to the terms of the Company's Incentive Stock Plan. The options will vest is stock will vest ratably on a quarterly basis during the first 3 years of your employment by Air Industries.

From time to time, the Air Industries Board of Directors grants equity options to key employees.  We consider this a significant incentive for key employees eligible for these grants and you will be included among the employees considered for future awards.

Air Industries offers an industry leading benefits package to employees including:
•	Healthcare related benefits including:
o	Optional employee benefits including: Short Term and Long Term Disability and Flexible Spending Accounts (FSA)
•
Air Industries has a 401(k) plan that it has established for the benefit of all employees that meet the plans requirements.   You are elidgible to enroll in Air Industries 401(k) plan upon the plan elidgibility at your 6 month anniversary from your date of hire. Currently, the Company does not match or contribute on behalf of its employees.

•	Extensive training and development programs to help employees and supervisors learn new skills, maintain safety or compliance, improve performance and for career development.

As part of our benefits package you will be eligible for one week of vacation for every three months you are employed, inclusive of the week we are shutdown at year end.  On your first day of employment we will provide additional information and details about Air Industries benefit programs and general employment conditions.  In addition, we will provide you with details about corporate and business operating policies.

This offer is not to be considered a contract guaranteeing employment for any specific duration.  As an at-will employee, both you and the company have the right to terminate your employment at any time with our without cause.

In addition to the confirmation of your acceptance of this offer, as a condition of your employment we will require you to execute our customary “Confidentiality, Work Product and Non-competion Agreement in the form we have provided to you.

To fulfill federal identification requirements, you are required to provide us with documentation to support your identity and eligibility to work in the United States.  For example, a valid U.S. passport of Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility,  Additionally a current driver's license or voter's registration card in addition to a social security card or certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation listed on the Form I-9 of the U.S. Citizenship and Immigration Services.  This offer of employment is valid for ten (10) working days from the date of this letter, unless other arrangements are made.

Daniel, I am looking forward to having you assume this critically important and highly visible position on the Air Industries Leadership Team.  Your expertise and experience will be an asset as we move forward to develop the future Air Industries portfolio of business.

If you have any questions, please do not hesitate to contact me at 631-987-1271.  I look forward to working with you in the future and hope you will find your time with Air Industries to be a rewarding and fulfilling experience.

Very truly yours,

/s/ Michael Taglich
Michael Taglich
Chairman

AGREED AND ACCEPTED:

/s/ Daniel R.Godin                                                                                           Dated: 11-14-14
Daniel Godin